Exhibit 5.1

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

December 15, 2023

Phoenix Biotech Acquisition Corp.

2201 Broadway, Suite 705

Oakland, CA 94612

Re:	Securities Registered under Registration Statement on Form S-4

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (File No. 333-272467) (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offering by Phoenix Biotech Acquisition Corp., a Delaware corporation (the “Company”) of (i) up to 10,493,945 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “ Class A Common Stock”), to be issued or issuable, or reserved for issuance, by the Company pursuant to the terms of the Business Combination Agreement, dated as of June 4, 2023 (the “Business Combination Agreement”), by and among the Company, CERo Therapeutics, Inc., PBCE Merger Sub, Inc. and (ii) up to 324,999 shares of Class A Common Stock issuable upon exercise of the warrants (the “Warrants”) assumed by the Company pursuant to the Business Combination Agreement.

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the Delaware General Corporation Law.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The Shares have been duly authorized and, upon delivery against payment therefor in accordance with the terms of the Business Combination Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	Assuming the shares of Class A Common Stock issuable upon exercise of the Warrants were issued today in accordance with the terms of the Warrants, they would be validly issued, fully paid and nonassessable.

The opinions expressed above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinion it contains shall be interpreted in accordance with the Core Opinion Principles as published in 74 Business Lawyer 815 (Summer 2019).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP